Exhibit 99.1

Intra-Cellular Therapies Announces FDA Acceptance of New Drug Application for Lumateperone for the Treatment of Schizophrenia

NEW YORK, December 11, 2018 (GLOBE NEWSWIRE) — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI), a biopharmaceutical company focused on the development of therapeutics for central nervous system (CNS) disorders, today announced that the U.S. Food and Drug Administration (FDA) has accepted for review its New Drug Application (NDA) for lumateperone, an investigational agent for the treatment of schizophrenia. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) target action date of September 27, 2019.

“The FDA’s acceptance of our NDA submission for lumateperone for the treatment of schizophrenia represents an important milestone and brings us closer to offering a potential advance in the treatment of patients suffering from schizophrenia,” said Dr. Sharon Mates, Chairman and CEO of Intra-Cellular Therapies.

The lumateperone NDA for the treatment of schizophrenia is supported by data from 20 clinical trials and more than 1,900 subjects exposed to lumateperone. Lumateperone received Fast Track designation from the FDA in November 2017 for the treatment of schizophrenia.

About Lumateperone for the Treatment of Schizophrenia

Lumateperone, our lead product candidate, is a molecule that provides selective and simultaneous modulation of serotonin, dopamine, and glutamate — three neurotransmitter pathways implicated in severe mental illness. Lumateperone is a potent serotonin 5-HT2A receptor antagonist, a dopamine receptor phosphoprotein modulator (DPPM) acting as a presynaptic partial agonist and postsynaptic antagonist at dopamine D2 receptors, a dopamine D1 receptor-dependent indirect modulator of glutamate (both NDMA and AMPA), and a serotonin reuptake inhibitor. This compound has the potential to benefit patients suffering from a range of neuropsychiatric and neurodegenerative diseases.

About Intra-Cellular Therapies

Intra-Cellular Therapies is developing novel drugs for the treatment of neuropsychiatric and neurodegenerative diseases and diseases of the elderly, including Parkinson’s and Alzheimer’s disease. The Company is developing its lead drug candidate, lumateperone (also known as ITI-007), for the treatment of schizophrenia, bipolar disorder, behavioral disturbances in patients with dementia, including Alzheimer’s disease, depression and other neuropsychiatric and neurological disorders. Lumateperone is under review by the FDA for the treatment of schizophrenia and is in Phase 3 clinical development for the treatment of bipolar depression and agitation associated with dementia, including Alzheimer’s disease. The Company is also utilizing its phosphodiesterase (PDE) platform and other proprietary chemistry platforms to develop drugs for the treatment of CNS and other disorders. The lead molecule in the Company’s PDE1 portfolio, ITI-214, is in development for the treatment of symptoms associated with Parkinson’s disease and for the treatment of heart failure.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the data supporting the NDA for lumateperone for the treatment of schizophrenia; potential approval by the FDA of the NDA for lumateperone for the treatment of schizophrenia; the potential timing of review and action by the FDA with respect to the NDA; our belief that lumateperone has the potential to represent an important advance in the treatment of patients with schizophrenia; the potential benefits of Fast Track designation to facilitate or accelerate the regulatory approval of lumateperone for the treatment of schizophrenia; the potential for the lumateperone compound to benefit patients suffering from a range of neuropsychiatric and neurodegenerative diseases; and development efforts and plans under the caption “About Intra-Cellular Therapies.” All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include but are not limited to the following: whether the NDA for lumateperone for the treatment of schizophrenia will be approved by the FDA and whether the FDA will complete its review within the target timelines; the risk that the NDA will not be approved despite the FDA’s acceptance of the NDA for review or that the FDA will require additional information; risks associated with our current and planned clinical trials; we may encounter unexpected safety or tolerability issues with lumateperone in ongoing or future trials and other development activities; our other product candidates may not be successful or may take longer and be more costly than anticipated; product candidates that appeared promising in earlier research and clinical trials may not demonstrate safety and/or efficacy in larger-scale or later clinical trials; our proposals with respect to the regulatory path for our product candidates may not be acceptable to the FDA; fast track designation by the FDA may not actually lead to a faster development or regulatory review or approval process; our reliance on collaborative partners and other third parties for development of our product candidates; and the other risk factors detailed in our public filings with the Securities and Exchange Commission. All statements contained in this press release are made only as of the date of this press release, and we do not intend to update this information unless required by law.

Contact:

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

646-440-9333

Burns McClellan, Inc.

Lisa Burns

agray@burnsmc.com

212-213-0006

MEDIA INQUIRIES:

Patrick Ryan, Esq.

Corporate Media Relations, W2Owcg

pryan@wcgworld.com